Exhibit 99.1

Press Release

COSTCO WHOLESALE CORPORATION REPORTS FOURTH QUARTER AND

FISCAL YEAR 2016 OPERATING RESULTS

ISSAQUAH, Wash., September 29, 2016 - Costco Wholesale Corporation (“Costco” or the “Company”) (Nasdaq: COST) today announced its operating results for the 16-week fourth quarter and the 52-week fiscal year ended August 28, 2016.

Net sales for the fourth quarter were $35.73 billion, an increase of two percent from $34.99 billion in fiscal 2015. Net sales for the fiscal year were $116.07 billion, an increase of two percent from $113.67 billion last year.

Comparable sales were as follows:

	16 Weeks	52 Weeks
U.S.	-1%	1%
Canada	2%	-3%
Other International	-2%	-3%
Total Company	0%	0%

Comparable sales for these periods excluding the negative impacts from gasoline price deflation and foreign exchange were as follows:

	16 Weeks	52 Weeks
U.S.	2%	3%
Canada	5%	8%
Other International	1%	4%
Total Company	3%	4%

Net income for the fourth quarter was $779 million, or $1.77 per diluted share, compared to $767 million, or $1.73 per diluted share, last year.

Net income for the fiscal year was $2.35 billion, or $5.33 per diluted share, compared to $2.38 billion, or $5.37 per diluted share, last year. Net income last year was positively impacted by a $57 million ($.13 per diluted share) tax benefit in connection with a second-quarter special cash dividend.

Costco ended its 2016 fiscal year and currently operates 715 warehouses, including 501 in the United States and Puerto Rico, 91 in Canada, 36 in Mexico, 28 in the United Kingdom, 25 in Japan, 12 in Korea, 12 in Taiwan, eight in Australia and two in Spain. The Company plans to open up to an additional nine new warehouses (including one relocation) before the end of calendar year 2016. Costco also operates e-commerce web sites in the U.S., Canada, the United Kingdom, Mexico, Korea and Taiwan.

Press Release

A conference call to discuss these fiscal 2016 fourth quarter and year-end operating results is scheduled for 2:00 p.m. (PT) today, September 29, 2016, and is available via a webcast on www.costco.com (click on Investor Relations and “Play Webcast”).

Certain statements contained in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For these purposes, forward-looking statements are statements that address activities, events, conditions or developments that the Company expects or anticipates may occur in the future. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These risks and uncertainties include, but are not limited to, domestic and international economic conditions, including exchange rates, the effects of competition and regulation, uncertainties in the financial markets, consumer and small business spending patterns and debt levels, breaches of security or privacy of member or business information, conditions affecting the acquisition, development, ownership or use of real estate, capital spending, actions of vendors, rising costs associated with employees (including health care costs), energy and certain commodities, geopolitical conditions, and other risks identified from time to time in the Company’s public statements and reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and we do not undertake to update these statements, except as required by law.

CONTACTS:	Costco Wholesale Corporation Richard Galanti, 425/313-8203 Bob Nelson, 425/313-8255 Jeff Elliott, 425/313-8264 David Sherwood, 425/313-8239

Press Release

COSTCO WHOLESALE CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(dollars in millions, except per share data)

(unaudited)

	16 Weeks Ended	16 Weeks Ended	52 Weeks Ended	52 Weeks Ended
	August 28, 2016	August 30, 2015	August 28, 2016	August 30, 2015
REVENUE
Net sales	$35,728	$34,993	$116,073	$113,666
Membership fees	832	785	2,646	2,533

Total revenue	36,560	35,778	118,719	116,199
OPERATING EXPENSES
Merchandise costs	31,649	31,096	102,901	101,065
Selling, general and administrative	3,696	3,499	12,068	11,445
Preopening expenses	24	27	78	65

Operating income	1,191	1,156	3,672	3,624
OTHER INCOME (EXPENSE)
Interest expense	(39)	(40)	(133)	(124)
Interest income and other, net	29	40	80	104

INCOME BEFORE INCOME TAXES	1,181	1,156	3,619	3,604
Provision for income taxes	396	378	1,243	1,195

Net income including noncontrolling interests	785	778	2,376	2,409
Net income attributable to noncontrolling interests	(6)	(11)	(26)	(32)

NET INCOME ATTRIBUTABLE TO COSTCO	$779	$767	$2,350	$2,377

NET INCOME PER COMMON SHARE ATTRIBUTABLE TO COSTCO:
Basic	$1.78	$1.75	$5.36	$5.41

Diluted	$1.77	$1.73	$5.33	$5.37

Shares used in calculation: (000’s)
Basic	437,809	438,835	438,585	439,455
Diluted	440,868	442,404	441,263	442,716
Cash dividends declared per common share	$0.45	$0.40	$1.70	$6.51

Press Release

COSTCO WHOLESALE CORPORATION

CONSOLIDATED BALANCE SHEETS

(amounts in millions, except par value and share data)

(unaudited)

Subject to Reclassifications

	August 28, 2016	August 30, 2015
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$3,379	$4,801
Short-term investments	1,350	1,618
Receivables, net	1,252	1,224
Merchandise inventories	8,969	8,908
Other current assets	268	228

Total current assets	15,218	16,779

PROPERTY AND EQUIPMENT
Land	5,395	4,961
Buildings and improvements	13,994	12,618
Equipment and fixtures	6,077	5,274
Construction in progress	701	811

	26,167	23,664
Less accumulated depreciation and amortization	(9,124)	(8,263)

Net property and equipment	17,043	15,401

OTHER ASSETS	902	837

TOTAL ASSETS	$33,163	$33,017

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$7,612	$9,011
Current portion of long-term debt	1,100	1,283
Accrued salaries and benefits	2,629	2,468
Accrued member rewards	869	813
Deferred membership fees	1,362	1,269
Other current liabilities	2,003	1,695

Total current liabilities	15,575	16,539
LONG-TERM DEBT, excluding current portion	4,061	4,852
OTHER LIABILITIES	1,195	783

Total liabilities	20,831	22,174

COMMITMENTS AND CONTINGENCIES
EQUITY
Preferred stock $.005 par value; 100,000,000 shares authorized; no shares issued and outstanding	0	0
Common stock $.005 par value; 900,000,000 shares authorized; 437,524,000 and 437,952,000 shares issued and outstanding	2	2
Additional paid-in capital	5,490	5,218
Accumulated other comprehensive loss	(1,099)	(1,121)
Retained earnings	7,686	6,518

Total Costco stockholders’ equity	12,079	10,617
Noncontrolling interests	253	226

Total equity	12,332	10,843

TOTAL LIABILITIES AND EQUITY	$33,163	$33,017